AMENDMENT TO ADMINISTRATIVE SERVICES AGREEMENT

Pursuant to mutual agreement as permitted under Part Five: RENEWAL AND TERMINATION, the Administrative Services Agreement dated March 20, 1995, between AXP New Dimensions Fund and American Express Financial Corporation, is amended this 9th day of March 1999 as follows:

Part Two: Compensation For Services

The table setting forth asset charges in Part Two, item (1), is amended to read as follows:

Assets                                       Annual rate at
(billions)                                   each asset level
-----------------                          ---------------------
First    $1.0                                  0.050%
Next      1.0                                  0.045
Next      1.0                                  0.040
Next      3.0                                  0.035
Next      6.0                                  0.030
Next     12.0                                  0.025
Over     24.0                                  0.020


AXP New Dimensions Fund                 American Express Financial Corporation



/s/  Leslie L. Ogg                        /s/  Pamela J. Moret
     Leslie L. Ogg, Vice President             Pamela J. Moret, Vice President